UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: October17, 2007

(Date of earliest event reported)

GENCOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

5201 North Orange Blossom Trail, Orlando, Florida 32810

(Address of principal executive offices) (Zip Code)

(407) 290-6000

(Registrant’s telephone number, including area code)

Delaware	0-3821	59-0933147
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors at its meeting of August 9, 2007 approved the expansion of the Board from five members to six pursuant to Article III, Section 1 of the Company’s Amended and Restated By-Laws (the “By-Laws”) in order to increase the availability of independent directors to better serve the compliance requirements of the Company. As a result, on October 17, 2007 the Board, pursuant to Article III, Section 3 of the Company’s By-Laws, authorized the appointment of Edward A. Moses as a director to fill the vacancy created by the increase in the size of the Board. At this time, Mr. Moses has not been appointed to any committee of the Board.

Mr. Moses currently serves as the Bank of America Professor of Finance at the Roy E. Crummer Graduate School of Business, Rollins College. Prior to serving in this capacity, Mr. Moses also served as the Dean of the Roy E. Crummer Graduate School of Business, Rollins College from 1994 to 2000.

Mr. Moses will not receive any remuneration for serving on the Board other than the standard fees paid by the Company to all of its non-employee directors. At this time, the Company pays its non-employee directors $1,000 per month, plus $1,000 per board meeting attended and $500 per committee meeting attended. Mr. Moses may be eligible to participate in the Company’s 1997 Stock Option Plan.

Other than receiving the standard fees for serving on the Board, there have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Moses had or will have a direct or indirect material interest. There are no family relationships between Mr. Moses and any other officer or director of the Company. Mr. Moses is considered to be an independent director as defined by NASDAQ rules. There are no arrangements or understandings between Mr. Moses and any other person, pursuant to which Mr. Moses was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCOR INDUSTRIES, INC.

Date: October 19, 2007	By:	/s/ E.J. Elliott
E.J. Elliott, Chairman and Chief Executive Officer

Date: October 19, 2007	By:	/s/ Scott W. Runkel
Scott W. Runkel, Chief Financial Officer